The Tax-Exempt Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

February 28, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$143,161
Class B	$1,058
Class C	$7,046
Class F1	$26,298
Class F2	$4,210
Total	$181,773

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2410
Class B	$0.1960
Class C	$0.1931
Class F1	$0.2344
Class F2	$0.2493

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	552,833
Class B	4,537
Class C	32,780
Class F1	112,369
Class F2	15,490
Total	718,009

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$11.79
Class B	$11.79
Class C	$11.79
Class F1	$11.79
Class F2	$11.79